As filed with the Securities and Exchange Commission on May 1, 2007	Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Southern Bella, Inc.
(Name of small business issuer in its charter)

Delaware	5812	20-8602410
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or organization	Classification Code number)

1006 Delaware Avenue, Lexington, Kentucky 40505-0464
(859) 231-0464
(Address and telephone number of principal executive offices)

1006 Delaware Avenue, Lexington, Kentucky 40505-0464
(Address of principal place of business or intended principal place of business)

Viola J. Heitz
Chief Executive Officer
1006 Delaware Avenue
Lexington, Kentucky 40505-0464
(859) 231-0464
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: At such time or times, as determined by the selling shareholders, after effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.000001 par value per share	500,000	$0.10	$50,000	$ 1.54

(1)
In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee based on and in reliance upon Rule 457(c) under the Securities Act of 1933, as amended. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

SOUTHERN BELLA, INC.

Up to 500,000 shares of Common Stock, $0.000001 par value per share, to be offered by certain holders of securities of Southern Bella, Inc. a Delaware corporation (the “Corporation”)

This prospectus relates to the offer of up to 500,000 shares of Common Stock, $0.000001 per share, of Southern Bella, Inc. (the “Offered Shares”) by shareholders of the Corporation identified under “Selling Stockholders” in this prospectus (the “Selling Stockholders”). There are no arrangements with underwriters under which the underwriter may purchase additional shares in connection with this offering.

The Selling Stockholders will offer the Offered Shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of the Offered Shares from the Selling Stockholders.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

There are no underwriting commissions involved in this offering. The Corporation has agreed to pay all of the costs of this offering. Selling Stockholders will pay no offering expenses.

These securities are speculative securities and this offering involves substantial risks and should be considered only by persons who can afford the loss of their entire investment. Please carefully review and consider the risk factors described under the “Risk Factors” section in this prospectus beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the disclosures in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2007.

TABLE OF CONTENTS

Page

SUMMARY INFORMATION	1

RISK FACTORS	3

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Because our management decisions are made by Viola J. Heitz and Harriet Dupree Bradley, if we lose their services, our revenues may be reduced.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Because the offering price of $0.10 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business, you may not be able to sell your stock for a price in excess of $0.10 per share and thus could suffer an investment loss.

Because sales of our common stock under Rule 144 could reduce the price of our stock, you may not be able to sell your stock for a price in excess of the price you paid to acquire our stock and thus could suffer an investment loss.

Because we are authorized to issue preferred stock, if we ever issue this stock, the price of our common stock could be reduced and you could suffer a loss on your investment.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We are dependent on economic, market and other conditions which are beyond our control	.

USE OF PROCEEDS	6

DETERMINATION OF OFFERING PRICE	6

DILUTION	6

SELLING STOCKHOLDERS	6

PLAN OF DISTRIBUTION	8

LEGAL PROCEEDINGS	11

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13

i

DESCRIPTION OF SECURITIES	14

EXPERTS	15

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES	15

DESCRIPTION OF BUSINESS	16

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION	19

DESCRIPTION OF PROPERTY	21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	22

EXECUTIVE COMPENSATION	24

FINANCIAL STATEMENTS	25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE	53

DEALER PROSPECTUS DELIVERY OBLIGATION	53

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS	54

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	55

RECENT SALES OF UNREGISTERED SECURITIES	55

EXHIBITS	57

UNDERTAKINGS	58

ii

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section of this prospectus and the financial statements and notes herein, before making any investment decision with respect to the securities offered by this prospectus or Southern Bella, Inc.

Organization

Southern Bella, Inc. (“Southern Bella”) is a Delaware corporation formed on February 22, 2007, to acquire all of the shares of Dupree Catering, Inc., (“Dupree”) a Kentucky corporation, formed on October 28, 1991. As a result of the closing of a share purchase agreement with the sole shareholder of Dupree on March 1, 2007, Dupree is now the wholly-owned subsidiary of Southern Bella.

Our corporate offices are located at 1006 Delaware Avenue, Lexington, Kentucky 40505-0464. Our telephone number is (859) 231-0464.

Business

Southern Bella, through its subsidiary, Dupree, will continue the quality and level of service that Kentuckians have enjoyed from Dupree over the past 16 years. Since opening its doors in 1991, Dupree has serviced events honoring U. S. Presidents, governors, European royalty, and movie stars. In addition, Dupree has been featured in many publications, including The Lane Report, the Lexington Herald-Leader, Keeneland Magazine, Design Magazine, and ACE Magazine, which has given Dupree Catering its Best of Lexington Award. Over the years, Dupree has catered almost every size and kind of event imaginable including intimate cocktail parties, galas for thousands of people, wedding receptions, rehearsal dinners, company picnics, events requiring kosher catering, and corporate luncheons. In addition to catering, Dupree helps its customers to locate a facility for the event and to decorate the facility. Dupree also provides tables, chairs, linens, tableware, flowers, centerpieces and complete bar service.

The Offering

As of the date of this prospectus, we have 8,666,667 shares of common stock issued and outstanding.

Selling Stockholders are offering up to 500,000 shares of common stock. The Selling Stockholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $75,000. We will not receive any proceeds from the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Financial Summary

Because this is only a financial summary, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis and Results of Operation” before making an investment decision. The information contained in the following summary for the years ended December 31, 2006 and 2005 represents the financial information of Dupree. The information contained in the financial summary for the interim period of February 22, 2007 through March 31, 2007 represents the consolidated financial information of Southern Bella.

Statements of Operations Data

	Year Ended December 31, 2006	Year Ended December 31, 2005	Interim Period of February 22, 2007 through March 31, 2007
			(unaudited)
Revenues	$781,533	$913,794	$26,780
Costs and expenses	$762,828	$928,760	$61,913
Net income (loss) from operations	$18,713	($14,966)	($35,133)
Other income (expense)	($4,903)	($3,736)	$235
Net income (loss) before income taxes	$13,810	($20,104)	($34,898)

Balance Sheet Data

	December 31, 2006	December 31, 2005	Interim Period of February 22, 2007 through March 31, 2007
			(unaudited)
Total Assets	$80,771	$62,889	$163,774
Total Liabilities	$196,235	$190,154	$64,672
Total Shareholders’ Equity (Deficit)	($115,464)	($127,265)	$99,102

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our officers and directors control approximately 94% of our common stock. As a result, they effectively control all matters requiring directors and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transactions. Viola J. Heitz also has the ability to block, by her ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Because our management decisions are made by Viola J. Heitz and Harriett Dupree Bradley, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of Viola J. Heitz and Harriet Dupree Bradley. Because Viola J. Heitz and Harriet Dupree Bradley are essential to our operations, you must rely on their management decisions. Viola J. Heitz and Harriet Dupree Bradley will continue to control our business affairs after the filing. We have no employment agreement with and have not obtained any key man life insurance relating to Viola J. Heitz and Harriet Dupree Bradley. We have a consulting agreement with Harriett Dupree Bradley; however, either party may terminate the agreement after September 30, 2007. If we lose their services, we may not be able to hire and retain other individuals with comparable experience. As a result, the loss of the services of Viola J. Heitz and Harriet Dupree Bradley could reduce our revenues.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock trades in the secondary market, we will be subject to the “penny stock” rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) obtain needed capital.

In addition to the “penny stock” rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares. We currently plan to have our common stock quoted on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. We have engaged in preliminary discussions with a NASD market maker to file our application on Form 15c-211 with NASD, but as of the date of this prospectus, no filing has been made. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because the offering price of $0.10 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business, you may not be able to sell your stock for a price in excess of $0.10 per share and thus could suffer an investment loss.

The offering price of $0.10 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Because sales of our common stock under Rule 144 could reduce the price of our stock, you may not be able to sell your stock for a price in excess of the price you paid to acquire our stock and thus could suffer an investment loss.

As of April 10, 2007, there are 500,000 shares of our common stock held by non-affiliates and 8,166,667 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 500,000 of these shares in this registration statement. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of April 10, 2007, there are no shares held by affiliates eligible for resale under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our Selling Stockholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates,” which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning April 6, 2008. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Because we are authorized to issue preferred stock, the price of our common stock could be reduced and you could suffer a loss on your investment.

Southern Bella is authorized to issue twenty million (20,000,000) shares of preferred stock. The rights and preferences of our preferred stock have not been established by the Board of Directors. The Board of Directors may set the rights and preferences so that preferred stock ranks senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of such rights and preferences senior to common stock, may reduce the price of our common stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors. Thus, there is potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We are dependent on economic, market and other conditions which are beyond our control.

A protracted economic slowdown or worsening economy, industry-wide cost pressures, or weak consumer demand could lead to sales declines and suppress sales growth and profits for our catering business. The catering industry is affected by changes in regional and local economic conditions, the seasonality of our business, consumer preferences, including changes in consumer tastes, consumer spending patterns, demographic trends, weather, and the type, number and location of competing catering businesses. Our expenses depend heavily on inflation and the availability of food, labor, utilities, insurance, media, and other costs.

The profitability of any catering business would depend significantly on our ability to anticipate and react to changes in the price and availability of food, labor, utilities, insurance (including workers' compensation, general liability and health insurance), advertising, media and marketing; employee benefits, and other costs over which we may have little control. The price and availability of commodities, including, among other things, shrimp, lobster and other seafood and various meats, are subject to fluctuation and could increase or decrease more than we expect. We are subject to the general risk of inflation, and possible shortages or interruptions in supply caused by inclement weather or other conditions that could adversely affect the availability and cost of the items we buy. Labor shortages, increased employee turnover and higher minimum wage rates all could raise our cost of doing business. Our business also is subject to the risk of litigation by employees, consumers and suppliers or others that may result in additional costs. There can be no assurance that management will be able to anticipate and react to these cost issues without a material adverse effect on our profitability and results of operations.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the Selling Stockholders’ shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in a private placement by Dupree, our subsidiary. The offering price in the private placement by Dupree was $0.10 per share. The private place was closed on April 6, 2007. We have no agreement, written or oral, with our Selling Stockholders about this price. The factors considered were:

•	the price of Dupree’s stock in the private placement mentioned above

•	our limited size

•	our operating history

•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our Selling Stockholders.

SELLING STOCKHOLDERS

All of the shareholders of Southern Bella except Viola J. Heitz are the Selling Stockholders who are selling the securities. All of the Selling Stockholders acquired shares in Southern Bella through a private placement at a price per share of $0.10. The Subscription Agreement used in the private placement is attached hereto as Exhibit 99.1. Southern Bella stopped accepting subscriptions on April 6, 2007, and the subscription proceeds were paid out of escrow to Southern Bella on April 17, 2007. On March 1, 2007, Dupree, Harriet Dupree Bradley and Southern Bella entered into a Share Purchase Agreement providing for the acquisition of all of the shares of Dupree by Southern Bella. The effective date of the share purchase was March 1, 2007. A copy of the Share Purchase Agreement is attached hereto as Exhibit 2.

The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling Stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Stockholders upon termination of this offering. All of these Selling Stockholders acquired their shares by purchase in a single private placement exempt from registration under Regulation D of the Securities Act of 1933. We believe that the Selling Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the Selling Stockholders. No Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Name	Position with Corporation	Number of Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Owned After Offering Completed	% of Shares of Common Stock Owned After Offering Completed
Viola J. Heitz	Chief Executive Officer and Director	8,166,667	0	8,166,667	94
Joseph Aldy	Shareholder	5,000	5,000	0	0
Donald Asay	Shareholder	5,000	5,000	0	0
Frank Butler	Shareholder	10,000	10,000	0	0
Frank Cassell	Shareholder	120,000	120,000	0	0
James Cassell	Shareholder	10,000	10,000	0	0
Paulette Cassell	Shareholder	10,000	10,000	0	0
Thomas Cassell	Shareholder	10,000	10,000	0	0
Rod Cloyd	Shareholder	10,000	10,000	0	0
Arlene Cohen	Shareholder	10,000	10,000	0	0
Erica Cohen	Shareholder	10,000	10,000	0	0
Harry Cohen	Shareholder	10,000	10,000	0	0
Barbara Cohen Rubin	Shareholder	10,000	10,000	0	0
Tommy Coleman	Shareholder	5,000	5,000	0	0
Tim Condo	Shareholder	10,000	10,000	0	0
Carla Cravens	Shareholder	10,000	10,000	0	0
Greg Doyle	Shareholder	10,000	10,000	0	0
Marcia Gauding	Shareholder	10,000	10,000	0	0
Robert Hartmann	Shareholder	10,000	10,000	0	0
James Honaker	Shareholder	10,000	10,000	0	0
Fred Hynson	Shareholder	5,000	5,000	0	0
Erwin Jones	Shareholder	20,000	20,000	0	0
Stanley Kerrick	Shareholder	10,000	10,000	0	0
Charles Lisle	Shareholder	5,000	5,000	0	0
Harry Lockstadt	Shareholder	10,000	10,000	0	0
James Lowry	Shareholder	10,000	10,000	0	0
Paul McLaughlin	Shareholder	5,000	5,000	0	0
Michael McNeill	Shareholder	10,000	10,000	0	0
John Miller	Shareholder	10,000	10,000	0	0
Jennifer Mossotti	Shareholder	5,000	5,000	0	0

Name	Position with Corporation	Number of Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Owned After Offering Completed	% of Shares of Common Stock Owned After Offering Completed
James Noel	Shareholder	10,000	10,000	0	0
Janice Pieper	Shareholder	5,000	5,000	0	0
James Robertson	Shareholder	10,000	10,000	0	0
Kenneth Robey	Shareholder	10,000	10,000	0	0
Mark Rubin	Shareholder	10,000	10,000	0	0
Steven Singleton	Shareholder	10,000	10,000	0	0
Ralph Stevens	Shareholder	10,000	10,000	0	0
Diana Stogner	Shareholder	10,000	10,000	0	0
John Stogner	Shareholder	10,000	10,000	0	0
Greg Todd	Shareholder	10,000	10,000	0	0
John Valenti	Shareholder	10,000	10,000	0	0
Timothy Wills	Shareholder	10,000	10,000	0	0
Anthony Wolfe	Shareholder	10,000	10,000

Total		8,666,667	500,000	8,166,677

All shareholders are registering all of their shares for resale under this registration statement.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action. Some of our shareholders currently reside outside the U.S. and may not be able to take advantage of the manual exemption for secondary trading.

Some states require shares to be qualified before they can be resold by our shareholders. We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares. Selling Stockholders are offering up to 500,000 shares of common stock. The Selling Stockholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the Selling Stockholders. We will pay all expenses of registering the securities.

The distribution of the securities by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading,

•	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	any combination of the foregoing.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the Selling Stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus. The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholders under this prospectus.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the Selling Stockholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities.

Should any substantial change occur regarding the status or other matters concerning the Selling Stockholders or us, we will file a post-effective amendment disclosing such matters.

Pursuant to NASD Rule 2710(b)(1), Rule 2710(b)(6) and Notice to Members 88-10, maximum compensation to NASD member firms will not exceed 8% of the maximum proceeds.

No NASD member firm has been retained by us or any Selling Stockholder to act in any capacity in connection with this offering.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2-8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin Board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and execution of such order.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Viola J. Heitz	56	Chief Executive Officer and Director
Terry Riggleman	59	Secretary and Director

Viola J. Heitz has been our Chief Executive Officer, and Terry Riggleman has been our Secretary since March 1, 2007. Ms. Heitz earned a Bachelor of Science degree from West Virginia University and an Master of Arts degree from Eastern Kentucky University. She taught high school English in public and private schools for 18 years. In 2000, she left her career in education to focus on traveling, volunteering on the local and international level, and working on a free-lance basis.

For two years, Ms. Heitz was the president of Mega Machinery Movers, the only minority-owned industrial moving company in Kentucky. Ms. Heitz was also employed by the Multi-Specialty Foundation, an international medical organization. She organized its annual educational conference at the Bellagio Hotel in Las Vegas in 2006.

Ms. Heitz has served on the Board of Directors for Habitat for Humanity, the Lexington Philharmonic Guild, and the McConnell’s Springs Foundation. She has built houses for Habitat for Humanity in Mexico, Costa Rica, New Zealand, South Africa, Mongolia, and Cambodia.

Terry Riggleman is currently the customer service manager for the Valley Gas and Oil Company in Moorefield, West Virginia. Prior to that, he was the manager of Arc Welders in Baltimore, Maryland.

Ms. Heitz devotes 30% of her time to our business, and Mr. Riggleman devotes 2% of his time to our business.

Our bylaws provide that the board of directors shall consist of two individuals. There are currently two directors, Viola J. Heitz and Terry Riggleman. Both Ms. Heitz and Mr. Riggleman have been members of our Board of Directors since March 1, 2007.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 10, 2007, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each of our officers; and (iv) our executive officers and directors as a group.

Names and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percent
Viola J. Heitz	8,166,667	94%
Terry Riggleman	0	0
All Directors and named Executive Officers as a group [2 persons]	8,166,667	94%

The table above is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in the table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 8,666,667 shares of common stock outstanding as of April 10, 2007.

The information presented above regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed above have sole voting and investment power with respect to the shares shown.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of the company.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue One Billion (1,000,000,000) shares of common stock $0.000001 par value per share. As of the date of this registration statement, there were 8,666,667 shares of common stock issued and outstanding held by forty-three (43) shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

In the election of directors, the stockholders are permitted to vote their shares cumulatively. Accordingly, each shareholder entitled to vote in the election of directors has the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of the surplus of Southern Bella. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Certificate of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue Twenty Million (20,000,000) shares of preferred stock $0.000001 par value per share. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control.

Warrants and Options

As of the date of this prospectus, there are no warrants or options to purchase our common and preferred stock outstanding. We may, however, in the future grant such warrants or options and/or establish an incentive stock option plan for our directors, employees and consultants.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Transfer Agent

Island Stock Transfer is our transfer agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Island Stock Transfer
100 Second Avenue South, Suite 104N
St. Petersburg, Florida 33701
www.islandstocktransfer.com
phone: (727) 289-0010

EXPERTS

The financial statements for the years ended December 31, 2006, and 2005 and the interim period from February 22, 2007 through March 31, 2007, incorporated by reference to this prospectus, have been audited by Michael Pollack, an independent registered certified public accountant, to the extent and for the periods set forth in his report and are incorporated herein in reliance upon such report given upon the authority of said accountant as an expert in auditing and accounting.

Bowles Rice McDavid Graff & Love LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to Section 145 of the Delaware General Corporation Law (“DGCL”), we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

Organization

Southern Bella is a Delaware corporation formed on February 22, 2007, to acquire all of the shares of Dupree, a Kentucky corporation, formed on October 28, 1991. As a result of the closing of a share purchase agreement with the sole shareholder of Dupree on March 1, 2007, Dupree is now the wholly-owned subsidiary of Southern Bella.

Business

Through Dupree, a Kentucky corporation, our wholly-owned subsidiary, we engage in the catering business. We will continue to offer the quality and level of service that Kentuckians have enjoyed from Dupree over the past 16 years. Since opening its doors in 1991, Dupree has serviced events honoring U. S. Presidents, governors, European royalty, and movie stars. In addition, Dupree has been featured in many publications, including The Lane Report, the Lexington Herald-Leader, Keeneland Magazine, Design Magazine, and ACE Magazine, which has given Dupree its Best of Lexington Award.

Service. Dupree will continue to service small to large events from intimate cocktail parties to galas for thousands of people, including wedding receptions, rehearsal dinners, company picnics, events requiring kosher catering, and corporate luncheons.

In addition to catering, we can help our customers locate a facility for their event, or rent a tent of nearly any size. We can also help decorate the facility, provide tables, chairs, linens, tableware, flowers, centerpieces, and provide a complete bar service.

Pricing Strategy. The pricing strategy for the proposed service is to provide exceptional service and unparalleled quality at a competitive price.

Operations Staff & Responsibility. The proposed operation is comprised of the following personnel:

Culinary Consultant	Event Manager

Executive Chief	Kitchen staff

Office Manager	Office personnel

Markets We Serve

We primarily provide catering services in the State of Kentucky. The target market of the Corporation consists of companies of all sizes and high net worth individuals in the Central Kentucky Market.

Dupree currently operates in the city of Lexington, Kentucky. Lexington is the second largest city in the Commonwealth, with a population of 275,000. Lexington is home to the University of Kentucky, Keeneland Racetrack, and some of the most prestigious horse farms in the world. The Lexington region serves as a health care, retail, and cultural center for both Central and Eastern Kentucky.

Once the model has been tested in Lexington and proven successful, Southern Bella may expand to other markets with similar demographics.

Objectives.

•	Implement an extensive marketing plan to reach the maximum number of potential customers, resulting in constantly growing demand and continually improving profitability.

•	Increase the brand of Dupree Catering through corporate sponsorship of events in Lexington.

Marketing Plan. Southern Bella intends to retain an outsourced marketing firm to create and execute marketing strategies. The Company will work with the marketing firm to create a new logo and tagline to facilitate brand recognition.

Southern Bella proposes to initiate an aggressive marketing campaign of print and radio advertising. In addition, the Company intends to send marketing materials to local companies and universities.

Customers

Dupree Catering has catered almost every size and kind of event imaginable. In addition to catering public events, Dupree Catering has catered numerous special events for private customers. Because discretion is part of Dupree Catering’s extraordinary service, it cannot divulge the names of its private customers. The following is a list of the public events that Dupree Catering has serviced over the years:

•	Fundraiser for President George W. Bush
Seated Dinner for 400 at Lane's End Farm. June 2000

•	Markey Cancer Foundation/ The Lexington Foundation
The Lexington Ball, May 2005
The Lexington Ball, May 2004
The Lexington Ball, May 2003
The Lexington Ball, May 2000
Seated Dinner for 500-700 at Donamire Farm

•	The Kentucky Horse Park Foundation, Lexington, Kentucky

•	Grand Opening Gala Dinner for All the Queen's Horse's Exhibit honoring
Her Royal Highness Princess Ann of Great Britain
Seated Dinner for 1350 at the Kentucky Horse Park. April 2003

•	Grand Opening Gala Dinner for The Chinese Exhibit
Seated Dinner for 900 at The Kentucky Horse Park. April 2000

•	Thoroughbred Owners and Breeder's Association (TOBA)
Lexington, Kentucky
TOBA Annual Awards Dinner
September 2006 at Vinery Farm
September 2004 at Juddmonte Farm for 800
September 2003 at Walmac Farm for 800
September 2002 at Winstar Farm for 1300
September 2001 at Adena Springs Farm for 800
September 2000 at Vinery for 800
September 1998 at Northridge Farm for 750

•	Kentucky Educational Television - PBS affiliate
Lexington, Kentucky

•	Summer Celebration: 1993, 1994, 1995, 1999, 2002, 2003, 2004, 2005, 2006
Catered buffet dinner for 500 - 800 at Keeneland, Pegasus Stud, and Donamire Farms

•	The Speed Museum Ball
J. B. Speed Museum
Louisville, Kentucky
Seated Dinner and Dance Buffet for 650

•	Bardstown Convention and Visitors Bureau
Bardstown, Kentucky
Kentucky Bourbon Festival Gala Dinner 2003
Kentucky Bourbon Festival Gala Dinner 2002
Kentucky Bourbon Festival Gala Dinner 2001
Kentucky Bourbon Festival Gala Dinner 1998
Seated dinner for 1200 guests at My Old Kentucky Home State Park

•	American Life and Accident Insurance Company
Louisville, Kentucky
Dinner honoring Her Royal Highness Princess Ann - April 1998
Catered private dinner for 150 at Elmendorf Farm

•	Kentucky Tourism Council
Frankfort, Kentucky
Southern Governor's Conference dinner for 500 including nine Governors
June 2001

Competition

There are approximately 30 catering businesses in the Lexington, Kentucky area that provide the same type of service and new specialty services that we provide. Our principal competitors are:

•	South Van Catering	•	Darae’s Catering
•	Catering by Donna	•	Turf Catering
•	Seasons Catering

Some of these companies are much larger than Dupree. Our competitive strength is comprised of Harriett Dupree Bradley’s culinary skills and reputation in the industry. We have been in the catering business for over 15 years and have become known as one of the premier catering firms in Kentucky. We also provide a full array of services that are not provided by other catering firms such as (i) providing assistance in locating a facility, (ii) decorating the facility, (iii) providing tables, chairs, linens, tableware, flowers, and centerpieces, (iv) providing a full-service bar. We have had the honor at one time or another of catering almost all of the galas held in Kentucky.

Business Challenges

The main challenge foreseen confronting Southern Bella is that the peak of the demand cycle is compressed into a relatively short time period from Spring to Autumn. It is necessary to lengthen the peak demand cycle to maximize profits. Southern Bella proposes to accomplish this task by focusing business development with companies, local universities, and the chamber of commerce in our market to service indoor banquets and luncheons during the off peak season of Winter. In addition, management is looking for merger candidates to maximize shareholder value.

Insurance

Dupree Catering carries commercial general liability insurance, including liquor liability coverage, as well as automobile liability insurance.

Governmental Regulations

The services we provide are subject to various federal, state and local laws and regulations including regulations relating to the storage, handling and preparation of food and to the supplying of alcoholic beverages. We believe we are in substantial compliance with applicable laws, regulations and guidelines.

Employees

We have 22 employees. Nine of our employees are full-time and 13 are part-time. We have two members of management, Viola J. Heitz and Terry Riggleman.

We entered into a Consulting Agreement with Harriett Dupree Bradley in connection with the acquisition of the shares of Dupree. Ms. Bradley was the sole shareholder of Dupree before we acquired all of the shares on March 1, 2007. Under the Consulting Agreement, Ms. Bradley will provide consulting services to us, including, without limitation, management of the staff of Dupree. The term of the Consulting Agreement is for a period of seven months ending on September 30, 2007. In exchange for her consulting services, Ms. Bradley is entitled to any net income after taxes earned by Dupree. The term of the Consulting Agreement may be extended on a month to month basis for the same consideration and under the same terms. A copy of the Consulting Agreement is attached hereto as Exhibit 10.2.

Patents and Trademarks

We do not own, either legally or beneficially any patent or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our financial statements and the notes thereto which begin on page 26 of this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Overview

Southern Bella is a Delaware corporation formed on February 22, 2007, to acquire all of the shares of Dupree, a Kentucky corporation, formed on October 28, 1991. As a result of the closing of a share purchase agreement with the sole shareholder of Dupree on March 1, 2007, Dupree is now the wholly-owned subsidiary of Southern Bella.

Through Dupree, a Kentucky corporation, our wholly-owned subsidiary, we engage in the catering business. Over the years, Dupree has catered almost every size and kind of event imaginable including intimate cocktail parties, galas for thousands of people, wedding receptions, rehearsal dinners, company picnics, events requiring kosher catering, and corporate luncheons. In addition to catering, Dupree helps its customers to locate a facility for the event and to decorate the facility. Dupree also provides tables, chairs, linens, tableware, flowers, centerpieces and complete bar service.

Our competitive strengths include Harriet Dupree Bradley’s culinary skills and our reputation in Kentucky for providing extraordinary services.

Plan of Operation

For the year 2007, we expect to increase our sales by twenty percent (20%) over 2006. We have already booked events to reach this target through June 30, 2007. Last year our sales were just under $800,000. In 2007, we expect to reach near $1,000,000 in sales.

We have added one new salesperson to help us achieve our sales goal. The additional salesperson is being paid a small base salary with a commission to incent his sales. The additional salesperson was trained from one of the top hotels in the United States, The Inn at Blackberry Farm. The additional salesperson will perform additional roles for the company, including the implementation of a new training program for the kitchen and wait staff.

In 2006, our advertising expenses for .003% of our sales. We expect to double our advertising expense this year and to continue the excellent “word to mouth” advertising that we receive from every event we cater.

In addition, management is looking for merger candidates to maximize shareholder value.

Analysis of Financial Condition and Results of Operation

Year ended December 31, 2006 compared to year ended December 31, 2005

	December 31, 2006	December 31, 2005
Catering revenue	781,533	913,794
Total revenue	781,533	913,794

Our revenues for year ended December 31, 2006 were 14.47% lower than our revenues for the year ended December 31, 2005 due to our 2006 policy of not accepting catering jobs of less than $1,000.

	December 31, 2006	December 31, 2005
Operating expenses before depreciation	$107,307	$132,972

For year ended December 31, 2006, operating expenses were 19.30% lower than expenses for year ended December 31, 2005. This is due to the 2006 policy of not accepting catering jobs of less than $1,000. In addition, advertising expenses of $2,862 during the year ended December 31, 2006 were 81.22% lower than advertising expenses of $15,241 for year ended December 31, 2005.

	December 31, 2006	December 31, 2005
Depreciation expense	7,684	9,122

Depreciation expense was 15.76% lower for year ended December 31, 2006 as compared to year ended December 31, 2005.

Accordingly, we had the following total operating expenses and net operating income (loss) before other income (expense) is:

	December 31, 2006	December 31, 2005
Total expenses	114,991	142,094
Net operating income (loss)	18,713	(14,966)

There was an $18,713 operating gain for year ended December 31, 2006 and a $14,966 operating loss for year ended December 31, 2005.

Period Ending March 31, 2007

Since Southern Bella began operations on February 22, 2007, and acquired Dupree on March 1, 2007, there are no comparable March 31, 2006, financial statements.

Liquidity and Capital Resources

Our annual operating expenses vary based upon the type and number of catering jobs we undertake, as the majority of our expenses are direct catering costs. We believe that as we increase our client base and bid jobs competitively, we will be able to have cash flow cover our operating expenses during 2007.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

DESCRIPTION OF PROPERTY

Southern Bella is leasing office space consisting of approximately 3,000 square feet located at 1006 Delaware Avenue, Lexington, Kentucky 40505 (the “Premises”) from Harriett Dupree Bradley pursuant to a Lease Agreement dated March 1, 2007. The lease expires on February 28, 2009. Southern Bella may terminate the lease upon 60 days prior written notice after September 1, 2007. In addition, Southern Bella may extend the term of the lease for one consecutive two-year period beginning on March 1, 2009 and ending February 28, 2011. The rent under the lease is $1,300 per month during the initial term and $1,400 per month during any extension. A copy of the Lease Agreement is attached as Exhibit 10.1.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property in insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Harriet Dupree Bradley was the sole shareholder of Dupree Catering prior to the acquisition of Dupree Catering by Southern Bella in March, 2007.

Harriet Dupree Bradley advanced money to Dupree Catering for operations. These advances were in the form of unsecured demand advances that accrued interest at the rate of 8% per annum. The outstanding balance of these advances at December 31, 2006, was $62,116. Dupree Catering paid down the balance of the advances to $60,000 by March 1, 2007. In connection with Southern Bella’s acquisition of Dupree Catering, Harriet Dupree Bradley forgave the remaining balance of $60,000.

Southern Bella is leasing office space consisting of approximately 3,000 square feet located at 1006 Delaware Avenue, Lexington, Kentucky 40505 (the “Premises”) from Harriett Dupree Bradley pursuant to a Lease Agreement dated March 1, 2007. The lease expires on February 28, 2009. Southern Bella may terminate the lease upon 60 days prior written notice after September 1, 2007. In addition, Southern Bella may extend the term of the lease for one consecutive two-year period beginning on March 1, 2009 and ending February 28, 2011. The rent under the lease is $1,300 per month during the initial term and $1,400 per month during any extension. A copy of the Lease Agreement is attached as Exhibit 10.1.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have engaged in preliminary discussions with a NASD market maker to file our application on Form 15c-211 with NASD, but as of the date of this prospectus, no filing has been made.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $236,600 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2-8 weeks for the NASD to issue a trading symbol.

Sales of Our Common Stock Under Rule 144

As of April 10, 2007, there are 500,000 shares of our common stock held by non-affiliates and 8,166,667 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 500,000 of these shares in this registration statement. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of April 10, 2007, there are no shares held by affiliates eligible for resale under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our Selling Stockholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates,” which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning April 6, 2008. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Holders

As of the date of this registration statement, we had approximately forty-three (43) shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. There are no restrictions in our Certificate of Incorporation or Bylaws that prevent us from declaring dividends. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

At this time we are not required to provide annual or quarterly reports to security holders. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2007, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act. Our stockholders and the general public will be able to view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Compensation Agreements

For the period ended December 31, 2006, our directors or officers did not receive any compensation.

We have no formal plan for compensating our directors for their service in their capacity as directors; however, directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Stock Options

We have not granted any stock options to any of our officers since inception and none of our officers hold any options to purchase any shares of our common or preferred stock.

Employment Agreements

We do not have employment agreements with either Viola J. Heitz or Terry Riggleman or any other officer or employee except for the Consulting Agreement with Harriet Dupree Bradley attached as Exhibit 10.2 to this prospectus.

SOUTHERN BELLA, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm	26

Balance Sheets as of December 31, 2006 and 2005	27

Statements of Operations for the years ended December 31, 2006 and 2005	28

Statements of Changes in Stockholders’ Equity (Deficit) for the years
Ended December 31, 2006 and 2005	29

Statements of Cash Flows for the years ended December 31, 2006 and 2005	30

Notes to Financial Statements	31

Reviewed Financial Statements:

Report of Independent Registered Public Accounting Firm	38

Consolidated Balance Sheet as of March 31, 2007 (Unaudited)	39

Consolidated Statement of Operations for the period February 22, 2007
(Inception) through March 31, 2007 (Unaudited)	40

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for
the period February 22, 2007 (Inception) through March 31, 2007
(Unaudited)	41

Consolidated Statement of Cash Flows for the period February 22, 2007
(Inception) through March 31, 2007 (Unaudited)	42

Notes to Consolidated Financial Statements (Unaudited)	43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of
Dupree Catering, Inc.

I have audited the accompanying balance sheets of Dupree Catering, Inc. as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted the audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Michael Pollack CPA

Cherry Hill, New Jersey
April 2, 2007

DUPREE CATERING, INC.
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS
	2006	2005
CURRENT ASSETS
Cash	$16,062	$30,124
Accounts receivable	57,869	17,967
Prepaid expenses and other current assets	-	273
Total current assets	73,931	48,364

Fixed assets, net of depreciation	6,840	14,525

TOTAL ASSETS	$80,771	$62,889

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$61,334	$76,359
Line of credit	66,289	66,189
Note payable - bank	6,496	21,834
Loan from stockholder	62,116	25,772
Total current liabilities	196,235	190,154

TOTAL LIABILITIES	196,235	190,154

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $1.00 par value, 1,000 shares aiuthorized and 100 shares issued and outstanding	100	100
Accumulated deficit	(115,564)	(127,365)
Total stockholders' equity (deficit)	(115,464)	(127,265)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$80,771	$62,889

The accompanying notes are an integral part of these financial statements.

DUPREE CATERING, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

REVENUE	$781,533	$913,794
COST OF REVENUES
Salaries and wage related expenses	381,769	455,056
Food and beverages	225,350	258,466
Other costs of revenues	40,710	73,144
Total costs of revenues	647,829	786,666

GROSS PROFIT	133,704	127,128
OPERATING EXPENSES
Advertising expense	2,862	15,241
Professional fees	6,829	10,743
Rent and utilities	37,974	40,606
General and administrative	59,642	66,382
Depreciation	7,684	9,122
Total operating expenses	114,991	142,094

NET INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE) AND
PROVISION FOR INCOME TAXES	18,713	(14,966)
OTHER INCOME (LOSS)
Interest expense	(9,003)	(11,307)
Gain on sale of assets	-	1,771
Rental income	4,100	5,800
Total operating income (expense)	(4,903)	(3,736)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	13,810	(18,702)
Provision for income taxes	(2,009)	(1,402)

NET INCOME (LOSS)	$11,801	$(20,104)
EARNINGS (LOSS) PER SHARE	$118.01	$(201.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	100	100

The accompanying notes are an integral part of these financial statements.

DUPREE CATERING, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Accumulated
	Shares	Value	Deficit	Total

Balance - January 1, 2005	100	$100	$(107,261)	$(107,161)

Net loss for the year	-	-	(20,104)	(20,104)

Balance - December 31, 2005	100	100	(127,365)	(127,265)

Net income for the year	-	-	11,801	11,801

Balance - December 31, 2006	100	$100	$(115,564)	$(115,464)

The accompanying notes are an integral part of these financial statements.

DUPREE CATERING, INC.
STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,801	$(20,104)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation	7,684	9,122
Gain on sale of assets	-	(1,771)
Change in assets and liabilities
(Increase) decrease in accounts receivable	(39,902)	3,781
(Increase) decrease in prepaid expenses and other current assets	273	(53)
Increase (decrease) in accounts payable	(15,024)	0,997
Total adjustments	(46,969)	22,076
Net cash provided by (used in) operating activities	(35,168)	1,972
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of vehicle	-	10,996
Net cash provided by investing activities	-	10,996
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) under line of credit, net	100	8,000
Repayments of note payable, net	(15,338)	(19,430)
Borrowings (repayments) from related party, net	36,344	(23,907)
Net cash provided by (used in) financing activities	21,106	(35,337)
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,062)	(22,369)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	30,124	52,493
CASH AND CASH EQUIVALENTS - END OF PERIOD	$16,062	$30,124
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$2,009	$1,402
Interest	$6,769	$7,101

The accompanying notes are an integral part of these financial statements.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

On October 28, 1991, Dupree Catering, Inc. (the “Company”) was incorporated in the State of Kentucky.

Effective January 1, 1992, the Company elected to be taxed as an S Corporation.

The Company was formed to provide catering services to individuals, corporations and foundations. They provide catering services for corporate events and parties, weddings, fundraising events for foundations and kosher style events including bar and bat mitzvahs.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Management has determined that as of December 31, 2006 and 2005, no allowance for doubtful accounts is required.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five years for equipment and automobiles and ten years for improvements). Costs of maintenance and repairs are charged to expense as incurred.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale are carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Revenue Recognition

The Company generates revenue from the sales of their products in accordance with Staff Accounting Bulletin 101. The criteria for recognition is as follows:

1)	Persuasive evidence of an arrangement exists;
2)	Delivery has occurred or services have been rendered;
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectibility is reasonably assured.

The Company does require a deposit on the jobs they cater prior to performing the service. This is reflected as a current liability until the service is performed, which at that time it is reclassified to revenue.

Major Customers and Vendors

A major customer or vendor is a customer or vendor that represents 10% of the Company’s sales or purchases.

For the years ended December 31, 2006 and 2005, the Company had one and no major customers that represented approximately 11% and 0% of the Company’s sales, respectively.

For the years ended December 31, 2006 and 2005, the Company had two and three major vendors that represented approximately 69% and 75% of the Company’s food and beverage purchases, respectively.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Earnings (Loss) Per Share of Common Stock

Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2006	2005

Net income (loss)	$11,801	$(20,104)

Weighted-average common shares
Outstanding (Basic)	100	100

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
Outstanding (Diluted)	100	100

Fair Value of Financial Instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Effective January 1, 1992, Dupree Catering, Inc. elected to be treated as an S Corporation. As an S Corporation, the Company is generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by the Company flow to its stockholders.

Recent Issued Accounting Standards

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the financial statements.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Management does not expect adoption of SFAS 158 to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is still evaluating what effect this will have on the Company’s financial statements.

In September 2006, the United States Securities and Exchange Commission (“SEC”) issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not anticipate that SAB 108 will have a material impact on its financial statements.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 3-	FIXED ASSETS

Fixed assets consist of the following as of December 31, 2006 and 2005:

	Estimated Useful
	Lives (Years)	2006	2005

Equipment	5	$118,986	$118,986
Automobiles	5	36,050	36,050
Leasehold improvements	10	60,454	60,454
		215,490	215,490

Less: Accumulated depreciation		208,650	200,965

Total, net		$6,840	$14,525

Depreciation expense was $7,684 and $9,122 for the years ended December 31, 2006 and 2005, respectively.

NOTE 4-	LINE OF CREDIT

The Company entered into a line of credit with a bank on April 14, 2000 in the amount of $75,000 that matured on April 14, 2005, and was extended through April 14, 2006 and then again until April 14, 2007. Interest on the line of credit is calculated at the bank’s prime rate (8.25% at December 31, 2006 and 7.25% at December 31, 2005), with a floor of 5.75% and 5%, respectively per annum. The balance due at December 31, 2006 and 2005 was $66,289 and $66,189, respectively. Interest expense on the line of credit for the years ended December 31, 2006 and 2005 was $5,079 and $4,302, respectively. Accrued interest at December 31, 2006 and 2005 was $464 and $408, respectively. The line of credit is secured by the inventory, equipment and accounts receivable of the Company. The balance of $66,289 was repaid on March 5, 2007 upon the closing of the sale of the Company to Southern Bella, Inc. on March 1, 2007 (see Subsequent Events).

NOTE5-	NOTE PAYABLE - BANK

The Company entered into a note payable with a bank on April 19, 2004 in the amount of $45,500. The note was to mature on April 19, 2007, however, the balance of $3,811 was repaid on March 5, 2007 upon the closing of the sale of the Company to Southern Bella, Inc. on March 1, 2007 (see Subsequent Events). Interest on the line of credit is calculated at the bank’s prime rate plus 1% (9.25% at December 31, 2006 and 8.25% at December 31, 2005), with a floor of 4.75% per annum, respectively. The balance outstanding on the note at December 31, 2006 and 2005 was $6,496 and $21,834, respectively. Interest expense on the line of credit for the years ended December 31, 2006 and 2005 were $1,354 and $4,505, respectively. The note is secured by the assets of the Company. Accrued interest at December 31, 2006 and 2005 was $49 and $1,387, respectively.

DUPREE CATERING, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 6-	LOAN FROM STOCKHOLDER/RELATED PARTY TRANSACTIONS

The Company has been advanced amounts from its shareholder for operations. These are unsecured demand advances. The Company accrued interest at a rate of 8% per annum. Interest expense for the years ended December 31, 2006 and 2005 were $3,516 and $2,411, respectively. Accrued interest at December 31, 2006 and 2005 was $5,927 and $2,411, respectively. The balance outstanding as of December 31, 2006 and 2005 was $62,116 and $25,772, respectively. The amounts are reflected as current liabilities as they are due on demand. The Company paid down the balance to $60,000 by March 1, 2007, then on March 1, 2007 pursuant to the sale of the Company to Southern Bella, Inc. (see Subsequent Events), the shareholder forgave the remaining balance of $60,000 at closing.

In addition, this stockholder owns the building in which the Company’s offices are located. Rent is charged to the Company at an amount that is approximate with the fair market value rentals in Lexington, Kentucky. The Company also sub-lets a portion of that space to another non-related entity and collects rent from them on a monthly basis. Both agreements are month-to-month terminable by either party with 30 days written notice. Rent expense for the years ended December 31, 2006 and 2005 was $15,766 and $16,473, respectively. Rental income charged by the Company for the years ended December 31, 2006 and 2005 was $4,100 and $5,800, respectively.

NOTE 7-	STOCKHOLDERS’ EQUITY (DEFICIT)

The Company was incorporated with 1,000 shares of stock with a par value of $1.00, of which it issued 100 of these shares. There were no further issuances of stock.

NOTE 8-	PROVISION FOR INCOME TAXES

The Company is an S Corporation. All net earnings generated is passed through to the shareholders and taxed at their respective tax rates.

NOTE 9-	SUBSEQUENT EVENTS

On March 1, 2007 Southern Bella, Inc., a Delaware company incorporated on February 22, 2007 and the Company executed a Share Purchase Agreement whereby Southern Bella, Inc. acquired 100% of the outstanding shares of the Company for a total purchase price of $110,000, $100,000 paid in cash at closing and the remaining $10,000 in the form of a promissory note that bears no interest and was due on February 28, 2008. The promissory note was subsequently paid at closing on March 1, 2007.

The Company with the proceeds of the closing on the sale, repaid its line of credit in the amount of $66,289 and repaid the note payable they had with the bank in the amount of $3,811 on March 5, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of
Southern Bella, Inc.

I have reviewed the accompanying consolidated balance sheet of Southern Bella, Inc. (the "Company") as of March 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period February 22, 2007 (Inception) through March 31, 2007. These interim financial statements are the responsibility of the Company's management.

I conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/Michael Pollack CPA

Cherry Hill, New Jersey
April 18, 2007

SOUTHERN BELLA, INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007
(UNAUDITED)

ASSETS
CURRENT ASSETS
Cash	$46,021
Accounts receivable	23,601
Prepaid expense	1,314
Total current assets	70,936
Fixed assets, net of depreciation	5,022
Customer lists, net of amortization	87,816
TOTAL ASSETS	$163,774

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$26,172
Related party payables	30,000
Line of credit	8,500
Total current liabilities	64,672
TOTAL LIABILITIES	64,672

STOCKHOLDERS' EQUITY
Preferred stock, $0.000001 par value, 20,000,000 shares authorized,
none issued and outstanding	-
Common stock, $0.000001 par value, 1,000,000,000 shares authorized,
8,281,667 shares issued and outstanding	8
Additional paid in capital	133,992
Accumulated deficit	(34,898)
Total stockholders' equity	99,102

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$163,774

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BELLA, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 22, 2007 THROUGH MARCH 31, 2007
(UNAUDIITED)

REVENUE	$26,780

COST OF REVENUES
Salaries and wage related expenses	16,425
Food and beverages	8,641
Other costs of revenues	1,739
Total costs of revenues	26,805
GROSS (LOSS)	(25)

OPERATING EXPENSES
Advertising expenses	366
Professional fees	21,285
Rent and utilities	2,912
General and administrative	7,430
Depreciation and amortization expense	3,115
Total operating expenses	35,108

NET (LOSS) BEFORE OTHER INCOME (EXPENSE) AND
PROVISION FOR INCOME TAXES	(35,133)

OTHER INCOME (EXPENSE)
Rental income	350
Interest expense	(115)
Total other income (expense)	235
NET (LOSS) BEFORE PROVISION FOR INCOME TAXES	(34,898)

Provision for income taxes	-
NET (LOSS)	$(34,898)
LOSS PER SHARE	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	7,745,921

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BELLA, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 22, 2007 (INCEPTION) THROUGH MARCH 31, 2007
(UNAUDIITED

	Preferred		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - February 22, 2007	-		-	$-	$-	$-	$-
Common shares issued to founder for cash	-		8,166,667	8	122,492	-	122,500
Common shares issued for cash	-		115,000	-	11,500	-	11,500
Net loss for the period	-	-	-	-	-	(34,898)	(34,898)
Balance - March 31, 2007	-	$-	8,281,667	$8	$133,992	$(34,898)	$99,102

SOUTHERN BELLA, INC.
CONSOLIDATED STATEMENT OF CASH FLOW
FOR THE PERIOD FEBRUARY 22. 2007 THROUGH MARCH 31, 2007
(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(34,898)
Adjustments to reconcile net (loss)
to net cash used in operating activities:
Depreciation and amortization	3,115
Change in assets and liabilities
(Increase) in accounts receivable	(10,923)
(Increase) in prepaid expenses	(1,314)
Increase in accounts payable and accrued expenses	3,822
Total adjustments	(5,300)
Net cash (used in) operating activities	(40,198)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for Dupree Catering, Inc.	(110,000)
Net cash received in acquisition	23,719
Net cash (used in) investing activities	(86,281)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock for cash	134,000
Proceeds from line of credit	8,500
Increase in related party payables	30,000
Net cash provided by financing activities	172,500
NET INCREASE IN CASH AND CASH EQUIVALENTS	46,021
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-
CASH AND CASH EQUIVALENTS - END OF PERIOD	$46,021
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of Dupree Catering, Inc.
Cash paid for acquisition	$110,000
Goodwill recognized	(90,325)
Accounts receivable acquired	(12,678)
Fixed assets acquired	(5,628)
Accounts payable assumed	22,350
Net cash acquired	$23,719

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

On February 22, 2007, Southern Bella, Inc. (the “Company”) was incorporated in the State of Delaware. On March 1, 2007 Company executed a Share Purchase Agreement whereby the Company acquired 100% of the outstanding shares of Dupree Catering, Inc., (“Dupree”) a corporation incorporated in the State of Kentucky on October 28, 1991 for a total purchase price of $110,000, $100,000 paid in cash at closing and the remaining $10,000 in the form of a promissory note that bears no interest and was due on February 28, 2008. The promissory note was subsequently paid at closing on March 1, 2007.

Effective January 1, 1992, Dupree elected to be taxed as an S Corporation.

Dupree was formed to provide catering services to individuals, corporations and foundations. They provide catering services for corporate events and parties, weddings, fundraising events for foundations and kosher style events including bar and bat mitzvahs.

The transaction is treated as an acquisition under the purchase method of accounting. The new management of the Company will maintain control of the operations of Dupree, and thus the transaction is treated as a purchase under FASB 141. The Company has included in Note 9, the unaudited proforma information for what the Company would look like had the two entities been consolidated for the period February 22, 2007 (Inception) through March 31, 2007.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Management has determined that as of March 31, 2007, no allowance for doubtful accounts is required.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five years for equipment and automobiles and ten years for improvements). Costs of maintenance and repairs are charged to expense as incurred.

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale are carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Revenue Recognition

The Company generates revenue from the sales of their products in accordance with Staff Accounting Bulletin 101. The criteria for recognition is as follows:

5)	Persuasive evidence of an arrangement exists;
6)	Delivery has occurred or services have been rendered;
7)	The seller’s price to the buyer is fixed or determinable, and
8)	Collectibility is reasonably assured.

The Company does require a deposit on the jobs they cater prior to performing the service. This is reflected as a current liability until the service is performed, which at that time it is reclassified to revenue.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Major Customers and Vendors

A major customer or vendor is a customer or vendor that represents 10% of the Company’s sales or purchases.

For the three months ended March 31, 2007 and 2006, the Company and Dupree had three and two major customers that represented approximately 48% and 24% of the Company’s sales, respectively.

For the three months ended March 31, 2007 and 2006, the Company had two major vendors that represented approximately 36% and 78% of the Company’s food and beverage purchases, respectively.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

March 31,
2007

Net (loss)	$(34,898)

Weighted-average common shares
Outstanding (Basic)	7,745,921

Weighted-average common stock
Equivalents
Stock options	-
Warrants	-

Weighted-average common shares
Outstanding (Diluted)	7,745,921

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Customer Lists

The Company acquired customer lists in the amount of $90,325 in its acquisition of Dupree Catering, Inc. on March 1, 2007. The customer lists are being amortized over a straight-line basis for a period of three years.

The changes in customer lists are as follows:

Balance - February 22, 2007	$-

Acquisition of customer lists	90,325
Amortization - February 22, 2007 - March 31, 2007	(2,509)

Balance - March 31, 2007	$87,816

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Effective January 1, 1992, Dupree Catering, Inc. elected to be treated as an S Corporation. As an S Corporation, the Company is generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by the Company flow to its stockholders.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the financial statements.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Management does not expect adoption of SFAS 158 to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is still evaluating what effect this will have on the Company’s financial statements.

In September 2006, the United States Securities and Exchange Commission (“SEC”) issued SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not anticipate that SAB 108 will have a material impact on its financial statements.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 3- FIXED ASSETS

Fixed assets consist of the following as of March 31, 2007:

	Estimated Useful
	Lives (Years)

Equipment	5	$2,646
Automobiles	5	1,305
Leasehold improvements	10	1,677
		5,628

Less: Accumulated depreciation		606

Total, net		$5,022

Depreciation expense was $606 for the period February 22, 2007 (Inception) through March 31, 2007.

NOTE 4- LINE OF CREDIT

The Company established a credit line with a bank in March 2007. During March 2007, the Company was advanced $8,500. This amount remains outstanding at March 31, 2007.

Dupree entered into a line of credit with a bank on April 14, 2000 in the amount of $75,000 that matured on April 14, 2005, and was extended through April 14, 2006 and then again until April 14, 2007. Interest on the line of credit was calculated at the bank’s prime rate with a floor of 5.75% per annum. The balance outstanding of $66,289 was repaid on March 5, 2007 upon the closing of the sale of Dupree to the Company on March 1, 2007.

NOTE 5- NOTE PAYABLE - BANK

Dupree entered into a note payable with a bank on April 19, 2004 in the amount of $45,500. The note was to mature on April 19, 2007, however, the balance of $3,811 was repaid March 5, 2007 upon the closing of Dupree to the Company on March 1, 2007.

NOTE 6- LOAN FROM STOCKHOLDER/RELATED PARTY TRANSACTIONS

Dupree had been advanced amounts from its shareholder for operations. These were unsecured demand advances. Dupree accrued interest at a rate of 8% per annum. The balance of $60,000 was forgiven by the shareholder prior to the sale of Dupree to the Company.

In addition, this stockholder owns the building in which Dupree’s and now the Company’s offices are located. Rent is charged to the Company at an amount that is approximate with the fair market value rentals in Lexington, Kentucky. The Company also sub-lets a portion of that space to another non-related entity and collects rent from them on a monthly basis. Both agreements are month-to-month terminable by either party with 30 days written notice. Rent expense for the period February 22, 2007 (inception) through March 31, 2007 was $1,314. Rental income charged by the Company for the period February 22, 2007 (inception) through March 31, 2007 was $350.

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 7- STOCKHOLDERS’ EQUITY (DEFICIT)

The Company was incorporated with 1,000,000,000 shares of common stock at $0.000001 par value and 20,000,000 shares of preferred stock at $0.000001 par value. On February 22, 2007, the Company issued 8,166,667 shares of common stock for $122,500 to its founder.

The Company has also issued and additional 115,000 shares of common stock at $.10 for $11,500 as part of a private placement. The 115,000 are part of a total of 500,000 shares issued for $50,000. The difference of 385,000 shares ($38,500) were issued in April 2007.

The Company has issued no options or warrants since inception.

NOTE 8- PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of March 31, 2007, there is no provision for income taxes, current or deferred.

Net operating losses	$11,865
Valuation allowance	(11,865)

$-

At March 31, 2007, the Company had net operating loss carryforward in the approximate amount of $34,898, available to offset future taxable income through 2027. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended March 31, 2007 and 2006 are summarized below.

	2007	2006
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	0.0	0.0
Valuation allowance	34.0	34.0
	0%	0%

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 8- PROVISION FOR INCOME TAXES (CONTINUED)

The Company is an S Corporation. All net earnings generated is passed through to the shareholders and taxed at their respective tax rates.

NOTE 9- ACQUISITION OF DUPREE CATERING, INC.

On March 1, 2007, the Company and Dupree Catering, Inc. closed a Share Purchase Agreement whereby the Company acquired 100% of the outstanding shares of Dupree for a total purchase price of $110,000, $100,000 paid in cash at closing and the remaining $10,000 in the form of a promissory note that bears no interest and was due on February 28, 2008. The promissory note was subsequently paid at closing on March 1, 2007.

The primary reason that the Company acquired Dupree Catering, Inc. was to utilize its resources and management expertise along with any capital the Company could raise to expand the catering business throughout the regional areas as well as expansion into national markets.

The following proforma represent the consolidated statement of operations for the Company and Dupree Catering, Inc., had these companies been consolidated for the period February 22, 2007 through March 31, 2007:

SOUTHERN BELLA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 (UNAUDITED)

NOTE 9- ACQUISITION OF DUPREE CATERING, INC. (CONTINUED)

Revenues	$28,530

Cost of Revenues	30,711

Gross Profit (Loss)	(2,181)

Operating Expenses
Advertising expense	387
Professional fees	21,285
Rent and utilities	4,328
General and administrative	9,659
Depreciation	3,115

Total Operating Expenses	38,774

Other income (expense)	235

Net Loss	$(40,955)

Weighted Average Shares Outstanding	7,745,921

Net loss per share	$(0.01)

The following proforma represent the amounts assigned to each major asset and liability caption on the acquisition date of Dupree Catering, Inc.:

Cash		$23,719
Accounts receivable		12,678
Fixed assets		5,628
Customer lists	(1)	90,325
Accounts payable		(22,350)
Cash		(110,000)

		-

(1)	The customer lists are being amortized over a 3 year life.

NOTE 10- SUBSEQUENT EVENTS

The Company issued 385,000 shares for $38,500 in April 2007.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

The Certificate of Incorporation and Bylaws of Southern Bella do not contain any provisions requiring the company to indemnify its directors, officers, employees or agents and Southern Bella does not have any agreements or arrangements with such individuals relating to indemnification. Southern Bella has not indemnified its directors, officers, employees or agents as of the date of this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by Section 145 of the DGCL to the directors, officers or controlling persons of Southern Bella, Southern Bella has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Southern Bella in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling Stockholders will pay no offering expenses.

Item	Amount

SEC Registration Fee*	$2

Legal Fees and Expenses	$25,000

Accounting Fees and Expenses*	$25,000

Miscellaneous*	$25,000

Total	$75,002

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

(i) Five hundred thousand (500,000) shares of common stock of Southern Bella were offered and sold in a private placement to accredited investors at a price per share equal to $0.10. Southern Bella stopped accepting subscriptions on April 15, 2007, and the subscription proceeds were paid out of escrow to Southern Bella on April 17, 2007. The total offering price for the shares was $50,000. The private placement was exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the offering, no general solicitation was made by Southern Bella or any person acting on Southern Bella’s behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

(ii) On March 1, 2007, Dupree and Southern Bella entered into a Share Purchase Agreement providing for the acquisition of all of the shares of Dupree by Southern Bella. The effective date of the acquisition was March 1, 2007.

EXHIBITS

Exhibit Number	Description

2	Share Purchase Agreement

3.1	Certificate of Incorporation of Southern Bella, Inc.

3.2	Bylaws of Southern Bella, Inc.

3.3	Certificate of Incorporation of Dupree Catering, Inc.

5	Legal Opinion of Bowles Rice McDavid Graff & Love LLP and Consent

10.1	Lease Agreement with Harriet Dupree Bradley

10.2	Consulting Agreement with Harriet Dupree Bradley

21	Subsidiaries of Southern Bella, Inc.

23.1	Consent of Michael Pollack

23.2	Consent of Bowles Rice McDavid Graff & Love LLP (Included in Exhibit 5)

99.1	Subscription Agreement for Private Placement conducted by Dupree Catering, Inc.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(4)(§230.424(b)(4) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lexington, State of Kentucky on April 30, 2007.

Southern Bella, Inc.

By:	/s/ Viola J. Heitz
Chief Executive Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Viola J. Heitz, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post- effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Terry Riggleman
Secretary and Director

Dated: April 30, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ Viola J. Heitz	Viola J. Heitz	Chief Executive Officer and Director	April 30, 2007

/s/ Terry Riggleman	Terry Riggleman	Secretary and Director	April 30, 2007